Exhibit T3A.46
CERTIFICATE OF INCORPORATION
OF
Universal C.I.T. Loan Company of New York, Inc.
UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW
     WE, THE UNDERSIGNED, all of the age of twenty-one years or over, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of New York, do hereby certify:
     FIRST: The name of the corporation is Universal C.I.T. Loan Company of New York, Inc.
     SECOND: The purposes for which it is formed are:
(i) engaging in business as a Licensed Lender pursuant to the provisions of Chapter 399 of the Laws of 1932 (The Banking Law of New York).
     THIRD: The office of the corporation is to be located in the town of Hempstead, County of Nassau, State of New York.
     FOURTH: The aggregate number of shares which the corporation shall have authority to issue is One Thousand (1,000) of the par value of One Hundred Dollars ($100) each.

     FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon his is: c/o The Corporation Trust Company, 277 Park Avenue, New York, New York 10017.
     SIXTH: The name and address of the registered agent which is to be agent of the corporation upon whom process against it may be served, are THE CORPORATION TRUST COMPANY, 277 Park Avenue, New York, New York 10017.
     IN WITNESS WHEREOF, we have made and signed this certificate this 21st day of December A.D. 1966 and affirm the statements contained therein as true under penalties of perjury.

/s/ HARVEY W. HARRISON

(Signature)

Harvey W. Harrison

(Name of Incorporator)

804 Sherbrook Drive, Westfield, New Jersey

(Address)*

/s/ GLEN E. JORGENSEN

(Signature)

Glen E. Jorgensen

(Name of Incorporator)

5 Wharton Place, Garden City, N.Y.

(Address)*